Exhibit 99.1

   PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS, INC. ANNOUNCES RESULTS
FROM ANNUAL MEETING OF SHAREHOLDERS

St. Louis, MO, February 5, 2008. . . Today at the Ralcorp Holdings, Inc. (NYSE: RAH) Annual Meeting, shareholders elected five directors, all of whom were incumbent members of Ralcorp’s Board of Directors.

Elected to a three-year term expiring in 2011 were:

•	Kevin J. Hunt, Director since October 2004 and currently the Company’s Co-Chief Executive Officer and President;

•	David W. Kemper, Director since October 1994 and currently the Chairman, President and Chief Executive Officer of Commerce Bancshares, Inc.; and

•	David R. Wenzel, Director since October 2007 and currently the Chief Operating Officer of EFR Group.

Elected to a two-year term expiring in 2010 was:

•	J. Patrick Mulcahy, Director since October 2007 and currently the Chairman of the Board of Energizer Holdings, Inc.

Elected to a one-year term expiring in 2009 was:

•	David R. Banks, Director since May 2001 and a private equity investor.

Shareholders also approved the ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending September 30, 2008.

Ralcorp produces a variety of value brand and store brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers. Ralcorp's diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn- based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; and frozen dough for cookies, Danishes, bagels and doughnuts. In addition, Ralcorp holds an interest of approximately 19 percent in Vail Resorts, Inc., the leading mountain resort operator in the United States.

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